Exhibit 99.1

NasdaqGM:CECE	NEWS RELEASE

CECO ENVIRONMENTAL REPORTS

FIRST QUARTER 2010 RESULTS

CINCINNATI, OHIO, May 11, 2010 - CECO Environmental Corp. (NasdaqGM:CECE), a leading provider of industrial ventilation and pollution control systems, today announced first quarter results for the period ended March 31, 2010.

Financial highlights for the first quarter of 2010 compared to the first quarter of 2009 include:

Net sales from continuing operations were $35.0 million in 2010 as compared to $38.1 million in 2009;

Gross profit from continuing operations was $8.0 million in 2010 as compared to $8.7 million in 2009;

Selling and administrative expenses in 2010 remained constant at $7.2 million but include certain expenses such as corporate restructuring charges, an increase in the allowance for bad debts and a non-recurring executive search fee totaling $0.4 million that were not present in the comparable quarter in 2009;

Operating income from continuing operations was $0.6 million in 2010 as compared to operating income from continuing operations of $1.2 million in 2009;

Net income from continuing operations was $0.2 million in 2010 as compared to net income from continuing operations of $0.6 million in 2009;

Net income per diluted share from continuing operations was $0.01 in 2010 as compared to net income from continuing operations per diluted share of $0.04 in 2009;

Backlog as of March 31, 2010 was $58.6 million compared to $66.5 million as of December 31, 2009.

Jeff Lang, CEO, stated, “While our first quarter revenues continued to be affected by the weak economy, we are starting to see signs of improvement in the demand for our products. In addition, we continue to focus on our cost cutting initiatives, including plant utilization and rationalization of some of our facilities. We also expect to realize significant benefits from the reduction of selling and administrative expenses during the rest of 2010.”

Mr. Lang continued, “Our international business continues to be a bright spot representing 17% of our first quarter bookings. Our China expansion is achieving success with several new recently received orders. Looking forward, we see signs of increased economic activity and we believe that our aggressive sales focus both domestically and globally will result in increased revenues.”

CECO will host a conference call on Tuesday, May 11, 2010, at 8:30 a.m. EDT to review its financial results for the quarter. Conferencing details are as follows:

Dial in number: 866-804-6925

International dial in number: 857-350-1671

Participant passcode: 33475427

Replay: 888-286-8010

International: 617-801-6888

Passcode: 53082739

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America’s largest independent air pollution control company. CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvement systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, electric power, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all industrial process industries.

For more information please visit the Company’s website at http://www.cecoenviro.com

Contact:

Corporate Information

Jeff Lang, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-333-5475

CECO Environmental Corp.

Condensed Consolidated Statement of Income

(In thousands, except per share data)

Results for the periods presented have been reclassified to segregate the discontinued operations of H.M. White

Dollars in thousands, except per share data	THREE MONTHS ENDED MARCH 31,
	2010	2009
Net sales	$35,021	$38,056
Cost of sales	27,004	29,380

Gross profit	8,017	8,676
Selling and administrative	7,234	7,187
Amortization	135	313

Income from operations	648	1,176
Other (loss) income, net	(85)	90
Interest expense	(293)	(362)

Income from continuing operations before income taxes	270	904
Income tax expense	103	317

Net income from continuing operations	167	587
Net loss from discontinued operations, net of tax	(70)	(218)

Net income	$97	$369

Per share data:
Basic net income from continuing operations	$0.01	$0.04
Basic net loss from discontinued operations	0.00	(0.01)

Basic net income	$0.01	$0.03

Diluted net income from continuing operations	$0.01	$0.04
Diluted net loss from discontinued operations	0.00	(0.01)

Diluted net income	$0.01	$0.03

Weighted average number of common shares outstanding:
Basic	14,296,832	14,322,777

Diluted	14,358,267	15,189,775

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.